Exhibit 23.3


                           CONSENT OF INDEPENDENT AUDITORS


          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Agreements Under The USG Holding Corporation 1994 Stock Incentive Plan of United States Filter Corporation of our report dated February 8, 1996, except for Notes 4 and 10, as to which the date is May 10, 1996, with respect to the consolidated financial statements of Zimpro Environmental, Inc. included in the Current Report on Form 8-K of United States Filter Corporation dated May 31, 1996, filed with the Securities and Exchange Commission.


          Ernst & Young LLP

          Minneapolis, Minnesota
          November 6, 1996